Form 10-K405, Exhibit 13
period 1995-04-30
MHI GROUP INC
filed 1995-07-13
CIK 67217

                                                                    EXHIBIT 13.1


                            SELECTED FINANCIAL DATA

                          FIVE YEAR FINANCIAL SUMMARY
                     (000'S OMITTED EXCEPT PER SHARE DATA)

FISCAL YEAR                                     1995           1994         1993         1992         1991
STATEMENT OF INCOME DATA
Revenues                                    $ 23,793        $20,189     $ 17,384     $ 16,730      $ 13,039
Income (loss) before income taxes,
    cumulative effect of change
    in accounting principle
    and extraordinary item(1)                  4,354          3,214        2,894        3,415          (616)
Income (loss) before cumulative
    effect of change in accounting
    principle and extraordinary item(1)        3,047          5,945        3,516        2,074          (623)
Net income (loss)(1)                           3,047          5,945        5,376        3,305          (623)

Per share(2):
Primary and fully diluted
    Income (loss) before
    cumulative effect of change in
    accounting principle and
    extraordinary item                      $    .44        $  1.13     $    .83     $    .50       $  (.20)
Net income (loss)                                .44           1.13         1.27          .80          (.20)
Dividends declared                                 -              -            -            -             -
Weighed average
    common and common
    equivalent shares outstanding:
    --Primary                                  6,957          5,238        4,246        4,123         3,098
    --Fully diluted                            6,957          5,238        4,265        4,140         3,098

BALANCE SHEET DATA
Total assets                                $108,556        $98,913     $ 81,975     $ 64,188      $ 58,026
Long-term debt                                12,625         13,750       22,875(3)    16,869(3)     18,984(3)
Shareholders' equity                          42,788         38,911       16,955       11,271         7,478

(1) The loss in 1991 is primarily due to a non-recurring, non-cash item of $1,734.
(2) All share and per share information has been restated for the one-for-four reverse stock split effected in November 1993.
(3) Includes notes payable to related party(ies).

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

INTRODUCTION

         The Company is a provider of comprehensive death care products and services. The Company derives revenues primarily from the at-need delivery of funeral services and cemetery products and services, and the pre-need sale of cemetery products and services.

         The performance of prearranged funeral services is secured by placing a substantial portion of the funds collected in trust for the benefit of the customer, the proceeds of which will pay for such services at the time of need. Proceeds from the sale of pre-need funeral services are recognized by the Company as revenues only at the time such services are provided. The Company's performance is presently highly dependent on its Broward Operations.

         The Company has grown primarily through acquisitions, which to date have been treated as purchases for accounting purposes. Pursuant to such required accounting treatment, the revenues and earnings of each acquired business have been included in the Company's results of operations only after the date of purchase. Therefore, period to period results are not necessarily comparable.

RESULTS OF OPERATION

YEAR ENDED APRIL 30, 1994 COMPARED TO YEAR ENDED APRIL 30, 1995

         Total revenues increased $3,604,000 or 17.9%, from fiscal year 1994 to fiscal year 1995. These changes consisted of increases in net sales and interest income and decreases in trust income. The Company increased its net sales by $4,272,000 or 25.8% from fiscal year 1994 to fiscal year 1995. The increase in net sales for fiscal year 1995 reflected an increase in at-need funeral net sales of $1,882,000 or 28.5%, of which $1,289,000 was attributable to properties acquired by the Company during fiscal years 1994 and 1995 with the remaining increase primarily due to increases in volume. Net sales also reflected increases in pre-need cemetery net sales of $2,039,000 or 22.5% from fiscal year 1994 and fiscal year 1995 with 20% of the increase due to increases in volume at operations, excluding current year acquisitions.

         Trust fund income decreased $856,000 or 28.6% from fiscal year 1994 to fiscal year 1995, due to a decrease in capital gains of $1,260,000 from fiscal 1994 to fiscal 1995, offset by income yields. The fall of interest rates throughout fiscal 1994 attributed to the increased capital gains on the sale of fixed income investments. Excluding capital gains, income yields were approximately 4.5% and 4.7% for fiscal year 1994 and 1995, respectively and 8.2% and 5.0% with capital gains included. No significant changes are expected in yields on the fixed income portfolio in the near future.

         Interest income for the Company is principally generated by the Broward operations representing imputed interest on its portfolio of installment receivables and by interest earned on investment of the remaining proceeds from the Company's secondary public offering completed in December, 1993. Interest income increased $196,000 or 32.7% from fiscal year 1994 to fiscal year 1995, primarily due to interest earned on the investment of the public offering proceeds.

         Cost of merchandise and cemetery property increased $844,000 or 19.1% from fiscal year 1994 to fiscal year 1995, due to the 25.8% increase in net sales volume. As a percentage of net sales, cost of merchandise and cemetery property decreased from 26.7% to 25.2% from fiscal year 1994 to fiscal year 1995.

         Selling, general and administrative expenses increased $3,047,000, or 28.3%, from fiscal year 1994 to fiscal year 1995, consistent with the 25.8% increase in sales volume and the acquisitions made during fiscal year 1995. Selling, general and administrative expenses of operations acquired since the second quarter of fiscal year 1994 accounted for $1,209,000 of the increase. As a percentage of net sales, selling, general and administrative expenses increased from 65.2% to 66.5% from fiscal year 1994 to fiscal year 1995. This percentage should decrease as acquisition revenues continue to leverage off the existing management structure.

         Interest expense decreased $427,000 or 24% from fiscal year 1994 to fiscal year 1995, primarily due to the lower average outstanding borrowing resulting from the Company's repayment of the acquisition line of credit and the 10% subordinated note in the third quarter of 1994.

         Nonrecurring income of $1,000,000 was recorded in fiscal year 1995 from the receipt of key-man life insurance proceeds due to the death of the former chairman. No nonrecurring items were incurred in fiscal year 1994.

         The Company's net tax benefit of $2,731,000 for fiscal year 1994 reflected a $2,395,000 benefit from reduction of the valuation allowance and increases in the deductible temporary differences related to pre-need funeral service contracts. The tax provision of $1,307,000 for fiscal year 1995 reflects that the full benefit of the Net Operating Loss ("NOL") was recorded in the fourth quarter of fiscal year 1994 and that a full tax provision is recorded on the taxable income generated for fiscal year 1995. The resulting change in the income tax (provision) benefit from fiscal year 1994 to fiscal year 1995 was a $4,038,000 increase. The Company continues to enjoy a significant cash flow benefit from continuing utilization of the NOL for tax purposes; however, the benefit to shareholders' equity of the NOL has been fully reflected in the financial statements by fully recording the deferred tax asset. The 30% effective tax rate during fiscal 1995 is less than the statutory rate because the key-man life insurance proceeds are not taxable. This effect is partially offset by nondeductible amortization.

RESULTS OF OPERATION

YEAR ENDED APRIL 30, 1993 COMPARED TO YEAR ENDED APRIL 30, 1994

         Total revenues increased $2,805,000 or 16.1%, from fiscal year 1993 to fiscal year 1994, primarily due to an increase in net sales from funeral home properties acquired by the Company in the third and fourth quarters of fiscal 1993. Net sales increased $2,923,000 or 21.5%, from fiscal year 1993 to fiscal year 1994, reflecting a $2,319,000 or 54.1%, increase in at-need funeral net sales and a slight increase in pre-need cemetery sales. The increase in at-need funeral service net sales was primarily attributable to acquisitions and, to a lesser extent, to an increase in volume at existing operations.

         Trust fund income decreased $177,000, or 5.5%, from fiscal year 1993 to fiscal year 1994, primarily due to lower yields on fixed income investments and cash equivalents and diversifying the portfolio into equity investments. Capital gains, approximately 57% of which were attributable to corporate equity securities with the remainder primarily attributable to government-secured and fixed income securities, totaled $1,242,000 for fiscal year 1993 compared to $1,393,000 for fiscal year 1994. Excluding capital gains, income yields were approximately 6.0% and 4.5% for fiscal year 1993 and 1994, respectively and 9.9% and 8.2% with capital gains included. No changes are expected in yields on fixed income portfolios in the near future due to present market conditions.

         Interest income increased $68,000, or 12.8%, from fiscal year 1993 to fiscal year 1994, primarily due to an increase in installment receivables balances. Interest income is principally generated by the Broward operations representing interest imputed on outstanding installment receivables.

         Cost of merchandise and cemetery property increased $915,000, or 26.1%, from fiscal year 1993 to fiscal year 1994, primarily due to the 21.5% increase in net sales volume. As a percentage of net sales, cost of sales increased from 25.7% to 26.7% from fiscal year 1993 to fiscal year 1994. This increase reflects the classification of certain charges in 1994 as a component of cost of sales. Excluding this change in classification, cost of sales as a percentage of sales decreased 1.3%. This improvement in gross profit margins principally reflects improved pricing and the benefit of further merchandise volume discounts and lower crematory costs through the synergies made possible by the fiscal year 1993 and 1994 acquisitions.

         Selling, general and administrative expenses increased $2,117,000, or 24.4%, from fiscal year 1993 to fiscal year 1994. The increase in selling, general and administrative expenses was primarily due to an increase in personnel salary and related benefits costs to support the Company's growth from fiscal year 1993 and 1994 acquisitions and anticipated growth from future acquisitions. To a lesser extent, the increase was due to increased depreciation and amortization attributable to the fiscal year 1993 and 1994 acquisitions. As a percentage of net sales, selling, general and administrative expenses increased from 63.6% to 65.2% from fiscal year 1993 to fiscal year 1994. This percentage will drop as acquisition revenues begin to offset this administrative growth.

         Interest expense decreased $14,000, or 0.8% from fiscal year 1993 to fiscal year 1994, primarily due to the repayment of the Company's acquisition line of credit in the third quarter of 1994 and lower average interest rates. See Note 12 "Financing Transactions".

         Nonrecurring expenses of $533,000 were incurred in fiscal year 1993 related to an aborted private placement and other financing arrangements, related legal fees and the charge to operations for unamortized loan costs in connection with the Company's debt refinancing in October 1992. No nonrecurring charges were incurred in fiscal year 1994.

YEAR ENDED APRIL 30, 1993 COMPARED TO YEAR ENDED APRIL 30, 1994 (CONTINUED)

         Effective May 1, 1992, the Company changed its method of accounting for income taxes from the deferred method to the asset and liability method as required by Statement of Financial Accounting Standards No. 109, " Accounting for Income Taxes." The cumulative effect of this change resulted in a non-cash, non-recurring increase in net income of $1,860,000 in the first quarter of fiscal year 1993. In the fourth quarter of fiscal year 1994, a non-cash, non-recurring increase in net income of $2,395,000 resulted from a reduction in the valuation allowance previously established against the net deferred tax asset. See Note 14 of Notes to Consolidated Financial Statements.

         Through third quarter 1994, there was a substantial risk that a significant portion of the NOL carryforward could be limited due to contemplated changes in the Company's ownership through the issuance of common stock in equity offerings and acquisition/merger transactions. In recognition of the substantial risk of realizing these tax benefits, upon adoption of SFAS No. 109 and through third quarter 1994, the Company provided a full valuation allowance for the deferred tax asset relating to the NOL and alternative minimum tax (AMT) credit carryforwards. In fiscal year 1994 significant favorable events occurred and a substantial amount of taxable income was generated further reducing the NOL carryforward. These events culminated in the fourth quarter 1994 and the Company concluded based on the changed circumstances that a valuation allowance on the deferred tax asset relating to the NOL and AMT credit carryforwards was no longer necessary. Realization of these tax benefits in future years is now considered to be more likely than not. In the fourth quarter 1994, the Company reduced the valuation allowance and increased the income tax benefit and the income by $2,395,000 or $.46 per share.

         At April 30, 1994, the Company has deferred revenue of $29,168,000 and for the three year period ended April 30, 1994 has average taxable income of approximately $5 million per year. The Company expects sufficient taxable income in the NOL carryforward period to realize the entire net deferred tax asset.

         The Company's net tax benefit of $2,731,000 for fiscal year 1994 primarily reflects the $2,395,000 benefit from reduction of the valuation allowance and an increase in the deductible temporary difference from collections on pre-need funeral service installment receivables exceeding revenue recognized on pre-need funeral services performed. The $2,109,000 increase in the net tax benefit primarily reflects the elimination of the deferred tax asset valuation allowance.

         Income before cumulative effect of change in accounting principle increased $2,429,000, or 69.1%, from $3,516,000 in fiscal year 1993 to
$5,945,000 in fiscal year 1994. The increase was primarily attributable to the $2,395,000 tax benefit from eliminating the valuation allowance on the deferred tax asset in the fourth quarter 1994 and the absence of the nonrecurring expenses in fiscal year 1994.

LIQUIDITY AND CAPITAL RESOURCES

         At April 30, 1995, the Company's working capital was $14,620,000, compared to $15,532,000 at April 30, 1994. At April 30, 1995, the Company's debt to equity ratio was 0.30:1 compared to 0.35:1 at April 30, 1994. The decrease in working capital is primarily due to cash outlay to purchase the acquisitions during fiscal 1995. The improvement in the debt to equity ratio for fiscal 1995 primarily reflects increased equity in fiscal 1995 generated from net income during the year.

         Total assets increased $9,643,000, or 9.7% from April 30, 1994 to April 30, 1995, due to results from operations, the acquisitions made during fiscal 1995 and proceeds from the insurance policy of our deceased chairman. Trust fund assets increased $5,213,000 or 14.6% from fiscal year 1994 to fiscal year 1995, with $646,000 of that increase attributable to the fiscal 1995 acquisitions. Trust funds continued to increase due to deposits exceeding withdrawals and earnings which have not been withdrawn from the trusts. The increase included recovery of $380,000 from the prior years lower of cost or market adjustment (see Note 9). Receivables increased $3,046,000, or 17.2%, from April 30, 1994 to April 30, 1995 as a result of continued sales of pre-need cemetery and funeral service contracts. Consistent with the increase in pre-need funeral sales and with the current fiscal year acquisitions, deferred revenues increased $4,000,000, or 13.7%, from April 30, 1994 to April 30, 1995.

         At April 30, 1995 the Company's Credit Facility consisted of a $12,625,000 outstanding term loan and provides for up to $22,375,000 revolving loan to be used as an acquisition and working capital loan facility. No amounts were outstanding on the revolving loan at April 30, 1995. Payment is due under this agreement on January 31, 2000, at which time the loans outstanding will be payable in full. The Credit Facility is secured by the pledge of substantially all of the Company's assets (except cemetery land and trust fund assets). See Notes to Consolidated Financial Statements, Note 12, for additional information with respect to the Company's Credit Facility.

         Capital expenditures (exclusive of funeral home and cemetery acquisitions) were $259,000 and $1,048,000 for fiscal years 1994 and 1995, respectively. Capital expenditures in fiscal year 1995 included vehicles, furniture, equipment, renovations and improvements at existing funeral homes, additional investment in the Company's management information system and the purchase of land and a funeral home at the Company's Okaloosa operation which was formerly leased by the Company. The Company plans to develop additional cemetery burial spaces and construct additional mausoleum crypts as required to adequately maintain the inventory level to support projected pre-need and at-need sales.

         The Company believes that, for the foreseeable future, funds from operations and borrowings under the Company's Credit Facility will be sufficient to support the Company's current operations and effect certain acquisitions. However, the Company's acquisition strategy may eventually require future debt financings. The proceeds of the offering in fiscal 1994 has significantly improved the Company's liquidity by reducing both the Company's interest expense and the principal amount of the Company's indebtedness. Based on such improvement in liquidity, the Company was able to obtain financings on more favorable terms than the terms under its preceeding Credit Facility.

                 Inflation has not been a significant factor in the operations of the Company as normal inflationary increases in costs for pre-need contracts have been exceeded by earnings on trust fund assets. With respect to at-need contracts, the Company has generally been successful in passing along cost increases. However, there can be no assurance that the Company will be able to continue to pass along such cost increases in the future.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors and
Shareholders of MHI Group, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of MHI Group, Inc. and its subsidiaries at April 30, 1995 and 1994, and the results of their operations and their cash flows for each of the two years in the period ended April 30, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. The consolidated financial statements of MHI Group, Inc. for the year ended April 30, 1993 was audited by other independent accountants whose report dated June 16, 1993 expressed an unqualified opinion on those statements and included an explanatory paragraph to describe the Company's adoption of Statement of Financial Accounting Standard No. 109, effective May 1, 1992.




PRICE WATERHOUSE LLP

Tampa, Florida
June 16, 1995

                        MHI Group. Inc. and Subsidiaries

                       Consolidated Statements of Income

                                                                                 YEARS ENDED
                                                                                   APRIL 30,
                                                                 -----------------------------------------
                                                                    1995              1994           1993
                                                                               (In Thousands)
Revenues:
   Net sales                                                     $20,808           $16,536         $13,613
   Trust income                                                    2,132             2,988           3,165
   Interest income                                                   795               599             531
   Other income                                                       58                66              75
                                                                 -----------------------------------------
     Total revenues                                               23,793            20,189          17,384

Cost and expenses:

   Cost of merchandise and cemetery property                       5,253             4,409           3,494
   Selling, general and administrative
     expenses                                                     13,827            10,780           8,663
                                                                 -----------------------------------------
Income before interest, non-recurring items
  and income taxes                                                 4,713             5,000           5,227
   Interest expense                                               (1,359)           (1,786)         (1,800)
   Non-recurring income (expenses)                                 1,000                 -            (533)
                                                                 -----------------------------------------
Income before income taxes and cumulative
  effect of change in accounting principle                         4,354             3,214           2,894
   Income tax (provision) benefit                                 (1,307)            2,731             622
                                                                 -----------------------------------------
Income before cumulative effect of
     change in accounting principle                                3,047             5,945           3,516
   Cumulative effect of change in
     accounting principle                                              -                 -           1,860
                                                                 -----------------------------------------

Net income                                                       $ 3,047           $ 5,945         $ 5,376
                                                                 =========================================

                       MHI Group. Inc. and Subsidiaries

                      Consolidated Statements of Income




                                                                           YEARS ENDED
                                                                             APRIL 30,
                                                               -------------------------------------
                                                                1995           1994            1993
                                                                             (In Thousands)
Earnings per common and common
   equivalent share - Primary and fully
   diluted
   Income before cumulative effect of
     change in accounting principle                            $  .44          $ 1.13         $  .83
   Cumulative effect of change in
     accounting principle                                           -               -            .44
                                                               -------------------------------------

Net income                                                     $  .44          $ 1.13         $ 1.27
                                                               =====================================


See accompanying notes.

                        MHI Group. Inc. and Subsidiaries

                          Consolidated Balance Sheets

                                                                                       APRIL 30,
                                                                              --------------------------
                                                                                  1995           1994
                                                                                     (In Thousands)
ASSETS:
Current assets:
   Cash and cash equivalents                                                  $    4,332      $    6,842
   Installment contracts receivable and
     other receivables, net                                                        9,405           8,073
   Inventories                                                                     2,358           2,420
   Other current assets                                                              174             160
   Deferred tax asset, net                                                         1,352           1,846
                                                                              ----------      ----------
     Total current assets                                                         17,621          19,341

Cemetery property                                                                  6,898           6,391
Property and equipment, net                                                       11,883           9,778
Installment contract receivables and
   other receivables, net                                                         11,362           9,648
Trust funds                                                                       40,829          35,616
Cost in excess of fair value
   of net assets acquired, net                                                    11,921          10,547
Other assets                                                                       3,135           2,278
Deferred tax asset, net                                                            4,907           5,314
                                                                              ----------      ----------

     Total assets                                                             $  108,556      $   98,913
                                                                              ==========      ==========


See accompanying notes.

                        MHI Group. Inc. and Subsidiaries

                                                                                        APRIL 30,
                                                                                ------------------------
                                                                                   1995           1994
                                                                                     (In Thousands)
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
   Accounts payable and accrued expenses                                        $  3,001      $    2,309
   Notes payable                                                                       -           1,500
                                                                                --------      ----------
     Total current liabilities                                                     3,001           3,809
                                                                                --------      ----------

Notes payable                                                                     12,625          12,250
Other long-term liabilities                                                        1,335             656
Accrued merchandise                                                               15,639          14,119
                                                                                --------      ----------
                                                                                  29,599          27,025
Deferred revenue                                                                  33,168          29,168
                                                                                --------      ----------
     Total liabilities                                                            65,768          60,002
                                                                                --------      ----------

Commitments and contingencies                                                          -               -

Stockholders' equity:
  Series B Convertible Preferred Stock, $1 par
    value; authorized 100,000 shares; outstanding
    1995 and 1994--24,757 shares                                                      25              25
  Series C Convertible Preferred Stock, $1 par
    value; authorized 200,000 shares; outstanding
    1995 and 1994--13,938 shares;                                                     14              14
  Common Stock, $.40 par value; authorized
    10,000,000 shares; issued 1995--6,328,255 shares
    and 1994--6,221,353 shares; outstanding 1995--
    6,271,126 shares and 1994--6,164,224 shares                                    2,531           2,489
  Capital in excess of par value                                                  48,334          47,926
  Unrealized (loss) on marketable securities                                        (677)         (1,057)
  Accumulated deficit                                                             (5,839)         (8,886)
  Common stock in treasury, 57,129 shares, at cost                                (1,600)         (1,600)
                                                                                --------      ----------
    Total stockholders' equity                                                    42,788          38,911
                                                                                --------      ----------

    Total liabilities and stockholders' equity                                  $108,556      $   98,913
                                                                                ========      ==========

See accompanying notes.

                        MHI Group. Inc. and Subsidiaries

                     Consolidated Statements of Cash Flows

                                                                                          YEARS ENDED
                                                                                           APRIL 30,
                                                                          -------------------------------------------
                                                                            1995              1994             1993
                                                                                         (In Thousands)
Cash flows from operating activities:
Net income                                                                $ 3,047           $ 5,945           $ 5,376
Adjustments to reconcile net income to net
   cash provided by operations:
   Depreciation and amortization                                            1,352             1,199             1,418
   Deferred tax expense (benefit)                                             840            (3,141)           (1,031)
   Amortization of discounts on note payable                                    -                 -                83
   Undrawn trust income                                                    (1,043)           (1,371)           (1,591)
   Cumulative effect of change
     in accounting principle                                                    -                 -            (1,860)
   Other, net                                                                                  (490)              (39)
   Changes in assets and liabilities, net of
    effect of acquisitions:
       Increase in installment contract
         receivables                                                       (2,978)             (759)           (2,481)
       Decrease (increase) in inventories,
         net of transfers from cemetery
         property                                                             386              (332)             (191)
       Decrease (increase) in cemetery property                                46              (735)              413
       Increase in trust funds                                             (3,170)           (2,714)           (2,538)
       Decrease (increase) in other assets                                    298               132              (107)
       Increase (decrease) in accounts payable and
         and accrued expenses                                                 467              (268)              (31)
       Decrease in other liabilities                                          (18)             (683)             (689)
       Increase in accrued merchandise                                      1,520             1,777             1,237
       Increase in deferred revenue                                         3,236             2,240             3,477
                                                                          -------------------------------------------

Net cash provided by operating activities                                   3,983               800             1,446
                                                                          -------------------------------------------

                        MHI Group. Inc. and Subsidiaries

                                                                                YEARS ENDED
                                                                                  APRIL 30,
                                                               -------------------------------------------
                                                                  1995             1994            1993
                                                                               (In Thousands)
Cash flows from investing activities:
   Additions to property and equipment                         $  (1,048)      $     (259)      $     (499)
   Acquisitions                                                   (4,428)          (2,200)          (4,875)
   Acquisition costs                                                (155)             (99)            (121)
   Proceeds from sale of marketable securities                       222                -                -
                                                               -------------------------------------------
Net cash used in investing activities                             (5,409)          (2,558)          (5,495)
                                                               -------------------------------------------

Cash flows from financing activities:
   Loan costs                                                       (409)               -           (1,524)
   Borrowings under revolving credit
     agreement and notes payable                                       -            2,154           21,525
   Principal payments on revolving credit
     agreement and notes payable                                  (1,125)         (11,279)         (15,778)
   Issuance of preferred stock,
     common stock and exercise of options and warrants               450           16,974              308
   Purchase fractional shares                                          -               (6)               -
                                                               -------------------------------------------
Net cash (used in) provided by financing
     activities                                                   (1,084)           7,843            4,531
                                                               -------------------------------------------
Net (decrease) increase in cash and cash equivalents              (2,510)           6,085              482
Cash and cash equivalents at beginning of year                     6,842              757              275
                                                               -------------------------------------------
Cash and cash equivalents at end of year                       $   4,332       $    6,842       $      757
                                                               ===========================================

Supplemental disclosure of cash flow
   information:
   Non-cash financing activities:
   Common stock issued in acquisition                                  -       $      100                -

Cash payments of:
   Interest                                                    $   1,365       $    1,817       $    1,649
   Income taxes                                                $     344       $      390       $      401

See accompanying notes.

                        MHI Group. Inc. and Subsidiaries

                       Consolidated Statements of Changes
                            In Stockholders' Equity

                                                                                YEARS ENDED
                                                                                 APRIL 30,
                                                                 -------------------------------------
                                                                  1995           1994           1993
                                                                            (In Thousands)
Series B Convertible Preferred Stock:
   Balance, beginning of year                                    $    25       $     25       $     25
                                                                 -------------------------------------
   Balance, end of year                                               25             25             25
                                                                 -------------------------------------

Series C Convertible Preferred Stock:
   Balance, beginning of year                                         14             14             22
   Shares converted to common stock                                    -              -             (8)
                                                                 -------------------------------------
   Balance, end of year                                               14             14             14
                                                                 -------------------------------------

Common Stock:
   Balance, beginning of year                                      2,489          1,469          1,431
   Conversion of preferred stock                                       -              -             12
   Shares issued in the exercise of
     warrants and options                                             42            135             26
   Common stock issued for acquisition                                 -              5              -
   Common stock issued in stock offering                               -            880              -
                                                                 -------------------------------------
   Balance, end of year                                            2,531          2,489       $  1,469
                                                                 -------------------------------------

Capital in Excess of Par Value:
   Balance, beginning of year                                     47,926         31,878         31,600
   Conversion of preferred stock                                       -              -             (4)
   Common stock issued for exercise of warrants
     and options                                                     408            425            282
   Common stock issued for acquisitions                                -             95              -
   Common stock issued in stock offering                               -         15,463              -
   Purchase fractional shares and convert to
     unissued                                                          -             (6)             -
   Issue warrants                                                      -             71              -
                                                                 -------------------------------------
   Balance, end of year                                           48,334         47,926         31,878
                                                                 -------------------------------------

Unrealized loss on marketable securities:
   Balance, beginning of year                                     (1,057)             -              -
   Unrealized appreciation (depreciation) of investments,
     net of deferred income tax benefit                              380         (1,057)             -
                                                                 -------------------------------------
   Balance, end of year                                             (677)        (1,057)             -
                                                                 -------------------------------------

Accumulated Deficit:
   Balance, beginning of year                                     (8,886)       (14,831)       (20,207)
   Net income for the year                                         3,047          5,945          5,376
                                                                 -------------------------------------
   Balance, end of year                                           (5,839)        (8,886)       (14,831)
                                                                 -------------------------------------

Treasury Stock:
   Balance, beginning of year                                     (1,600)        (1,600)        (1,600)
                                                                 -------------------------------------
   Balance, end of year                                           (1,600)        (1,600)        (1,600)
                                                                 -------------------------------------

Total stockholders' equity                                       $42,788       $ 38,911       $ 16,955
                                                                 =====================================

See accompanying notes.

                       MHI Group. Inc. and Subsidiaries

                  Notes to Consolidated Financial Statements

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

MHI Group, Inc. (the Company) provides comprehensive death care services through company owned funeral homes, cemeteries and crematories, which are located in the states of Florida and Colorado at April 30, 1995.

Accounting policies that significantly affect the determination of results of operations, financial position, and cash flow are summarized below.

CONSOLIDATION - The consolidated financial statements include the accounts of MHI Group, Inc. and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated. See Note 4 for acquisitions in fiscal year 1995.

CEMETERY OPERATIONS - Cemetery revenue is recognized in accordance with accounting principles prescribed for sales of real estate. Such principles require, among other things, the receipt of a certain portion of the installment sales price prior to the recognition of any revenue or cost on a contract. Installment sales prices are reduced by the imputation of interest. Cemetery installment contracts are typically payable over a 24 to 30 month period. Costs, including interest, relating to land under development are capitalized. A portion of the proceeds from the cemetery sales is required by state law to be paid into the perpetual care trusts to provide for future maintenance of the cemeteries. Cost of sales is charged for amounts due the perpetual care trusts at the time of sale.

MERCHANDISE - Merchandise revenue and cemetery related services are recognized at the time of sale with concurrent recognition of related costs. The corresponding liability for the estimated current cost to deliver merchandise and cemetery related services is adjusted through a charge to earnings to reflect inflationary cost increases. Allowance for customer cancellations of merchandise contract is made at the time of sale based on historical experience. A portion of the proceeds from certain cemetery sales is paid into trust funds according to applicable state law. The principal and accumulated earnings are released to the Company when the contract becomes at-need and the merchandise and services are delivered.

MAUSOLEUMS (CRYPTS) - The Company recognizes revenue from the sale of unconstructed mausoleum crypts to the extent it has available inventory. The costs of mausoleum crypts sold but not yet constructed are based on management's estimated cost to construct the crypts.

FUNERAL SERVICES - The Company sells pre-arranged funeral services under contracts which are typically payable over a 36 to 60 month period. The selling price of pre-need funeral services is deferred until the service is performed. The related sales commissions are deferred and amortized over the estimated life of the pre-arranged funeral service contracts. The Company maintains an allowance for estimated contract cancellations based on historical experience. The funds collected from pre-arranged funeral service contracts are paid into trust funds according to applicable state law. The principal of these trust funds is available to the Company only upon the death of the purchaser. Investment income is available to the Company pursuant to applicable state law.

                        MHI Group. Inc. and Subsidiaries

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

TRUST FUNDS - Trust fund investments are stated at market, with unrealized appreciation or depreciation recorded as either a charge or credit, net of deferred income tax, to stockholders equity. Trust fund earnings are recognized currently.

INVENTORIES - Developed cemetery lots and mausoleum crypts are stated at average cost. Vaults, caskets, markers and funeral supplies inventory are stated at the lower of cost or market; cost is determined principally by the first-in, first-out method for vaults and funeral supplies while remaining inventory costs are specifically identified.

PROPERTY AND EQUIPMENT - Property and equipment is stated at cost and depreciation is provided over the estimated service lives, principally on the straight-line method. The estimated service lives used in determining depreciation range from 3 to 15 years on machinery and equipment, furniture and fixtures and land improvements, 35 to 40 years on the funeral chapels and 25 to 35 years on administration buildings. Improvements to leased premises are amortized by the straight-line method over the terms of the respective leases or the estimated useful lives of the improvements, whichever is less.

COST IN EXCESS OF FAIR VALUE OF NET ASSETS ACQUIRED - Cost in excess of fair value of net assets acquired is being amortized over 30 years. Accumulated amortization was $2,474,000 and $1,996,000 at April 30, 1995 and 1994,
respectively. Amortization expense was $477,000, $428,000 and $357,000 in 1995, 1994 and 1993, respectively.

INCOME TAXES - Effective May 1, 1992, the Company adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS No. 109"). The statement requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of assets and liabilities. The cumulative effect as of May 1, 1992 of adopting SFAS No. 109 increased net income by $1,860,000 ($.44 per share) representing the application of SFAS No. 109 to the cumulative temporary differences, alternative minimum tax credits and net operating loss carryforwards existing at April 30, 1992.

                        MHI Group. Inc. and Subsidiaries

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE - Primary earnings per share are based on 6,957,148, 5,238,153 and 4,245,978 weighted average common and common equivalent shares outstanding during the fiscal years ended April 30, 1995, 1994 and 1993, respectively. Common share equivalents include dilutive stock options and warrants using the treasury stock method. Each common stock equivalent was assumed converted at the beginning of the period or at the date of issuance, if later. Shares applicable to fully diluted earnings per share are either immaterial or antidilutive for the years presented.

SUPPLEMENTAL CASH FLOW INFORMATION - For purposes of the consolidated statement of cash flows, all short term investments with an original maturity less than three months are considered to be the equivalent of cash and the carrying amount approximates fair value because of the short maturity. The Company deposits its cash and cash equivalent investments in high quality credit institutions. At April 30, 1995 and 1994, certain cash balances exceeded applicable FDIC insurance limits.

RECLASSIFICATION - Certain amounts in prior years financial statements have been reclassified to conform to current year financial statement presentation. These reclassifications are not considered material to the consolidated financial statements.

2.  REVERSE STOCK SPLIT

On October 29, 1993, the Board of Directors authorized a one for four reverse stock split of the Company's common stock to be effective after the close of business on November 19, 1993 which decreased the number of authorized, issued and outstanding shares of common stock, and increased the par value of each share from $.10 to $.40. All references in the accompanying consolidated financial statements to the number of common shares, par value per share and other per share information have been restated to give retroactive effect to the one for four reverse stock split for all periods presented.

3.  ACCOUNTING CHANGE

Effective May 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities." In contrast to prior accounting treatment, unrealized gains and losses on the trading portion of the trust fund investment portfolio will now be recognized in earnings currently. The effect of adopting this pronouncement was not material.

                        MHI Group, Inc. and Subsidaries

4.  ACQUISITIONS

The Company acquired four funeral homes, one cemetery and one crematory during fiscal year ended April 30, 1995 for total consideration of $4,428,316. During the fiscal year ended April 30, 1994 the Company acquired three funeral homes for total consideration of $2,300,000. Operating results of the acquired entities have been included in the consolidated financial statements from their date of acquisition.

The acquisitions were accounted for as a purchase; accordingly, the aggregate purchase price was allocated to the assets acquired based upon their estimated fair value at the dates of acquisition. The excess of the acquisition cost over the fair value of the net tangible assets acquired is reflected as cost in excess of fair value of net assets acquired and is being amortized over 30 years using the straight-line method. The purchase price allocations are summarized as follows:

                                                                           1995               1994
                                                                        -----------      ------------
         Current assets                                                 $   393,021      $    156,580
         Property and equipment                                           1,667,303         1,673,067
         Cost in excess of fair value of net assets acquired              1,741,494           644,127
         Other assets                                                     2,288,754           866,675
         Current liabilities                                                (49,203)          (35,490)
         Deferred revenue and other liabilities                          (1,613,053)       (1,004,959)
                                                                        -----------      ------------
                                                                        $ 4,428,316      $  2,300,000
                                                                        ===========      ============

Included in other assets is $885,700 and $300,000 for non-compete agreements related to the acquisitions in fiscal years 1995 and 1994, respectively. The balances are being amortized over their respective lives ranging from 5 years to 10 years.

The following table reflects, on an unaudited pro forma basis, the combined results of the Company's operations and the operations acquired in fiscal 1995 and 1994, as if the acquisitions had taken place on May 1, 1993. Appropriate adjustments have been made to reflect the accounting basis used in recording these acquisitions.

                                                                                    UNAUDITED
                                                                                    PROFORMA
                                                                              YEAR ENDED APRIL 30,
                                                                          ----------------------------
                                                                             1995               1994
         Revenues                                                         $ 24,326            $ 22,613
         Net income                                                          3,114               6,438
         Earnings per share                                               $    .45            $   1.23

Pro forma information does not purport to be indicative of the results that would have occurred had the acquisitions been made as of that date and is not intended to be a projection of future results.

                        MHI Group, Inc. and Subsidaries

5.  INSTALLMENT AND OTHER RECEIVABLES

Installment and other receivables consist of the following:

                                                                            1995              1994
                                                                        -----------------------------
         Pre-need funeral contracts receivable                          $10,985,000       $10,283,000
         Pre-need cemetery contracts receivable                           8,606,000         7,478,000
         At-need funeral contracts receivable                               585,000           414,000
         Due from pre-need trusts and other                               1,318,000           557,000
         Notes receivable                                                   242,000           108,000
                                                                        -----------       -----------
                                                                         21,736,000        18,840,000
         Less allowance for contract cancellations
           and doubtful accounts                                           (462,000)         (679,000)
         Less imputed interest on pre-need cemetery
           contracts                                                       (507,000)         (440,000)
                                                                        -----------       -----------
                                                                         20,767,000        17,721,000
         Due within one year, net                                        (9,405,000)       (8,073,000)
                                                                        -----------       -----------
         Long-term, net                                                 $11,362,000       $ 9,648,000
                                                                        ===========       ===========

Installment contracts are generally collected over terms of twenty-four to sixty months.

                        MHI Group, Inc. and Subsidaries

6.  INVENTORIES

The major components of inventories include:

                                                                              1995            1994
                                                                          ----------------------------
         Developed cemetery lots and mausoleum crypts                     $1,646,000        $1,776,000
         Caskets and vaults                                                  565,000           461,000
         Construction in progress                                             66,000           136,000
         Other                                                                81,000            47,000
                                                                          ----------        ----------
                                                                          $2,358,000        $2,420,000
                                                                          ==========        ==========

7.  CEMETERY PROPERTY

Cemetery property consists of the following:

                                                                             1995             1994
                                                                         -----------------------------
         Developed cemetery property                                     $   707,000       $   709,000
         Undeveloped cemetery land                                         6,191,000         5,682,000
                                                                         -----------       -----------
                                                                         $ 6,898,000       $ 6,391,000
                                                                         ===========       ===========

Undeveloped cemetery land consists of approximately 68 acres of land being held for future development.

8.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                                               1995           1994
                                                                         -----------------------------
         Land and land improvements                                       $3,941,000       $ 3,194,000
         Funeral chapels and administration buildings                      6,985,000         5,958,000
         Machinery and equipment                                           2,549,000         1,868,000
         Furniture and fixtures                                              916,000           723,000
         Leasehold improvements                                              117,000            93,000
                                                                         -----------       -----------
                                                                          14,508,000        11,836,000
         Less accumulated depreciation                                    (2,625,000)       (2,058,000)
                                                                         -----------       -----------
                                                                         $11,883,000       $ 9,778,000
                                                                         ===========       ===========

Depreciation expense, computed by the straight-line method, was $611,000, $539,000, and $372,000 in 1995, 1994 and 1993, respectively.

                        MHI Group, Inc. and Subsidaries

9.  TRUST FUNDS AND ACCRUED MERCHANDISE

In accordance with applicable state law, the Company has established, maintained and funded certain pre-need (prior to death) trusts to provide for future funeral service, construction and merchandise obligations incurred in connection with its pre-need sales. At April 30, 1995 and 1994 such pre-need trust funds consisted of cash, cash equivalents and marketable debt and equity securities and have been recorded as assets of the Company. The pre-need trusts are summarized as follows:

                                                                           1995              1994
                                                                        -----------------------------
         Pre-Need Merchandise Trust                                     $19,629,000       $19,205,000
         Pre-Need Funeral Services Trust                                 17,754,000        16,659,000
         Pre-Need Services and Merchandise Trust                          4,232,000         1,269,000
         Pre-Construction Trust                                             283,000           178,000
                                                                        -----------       -----------
         Total at cost                                                  $41,898,000       $37,311,000
                                                                        ===========       ===========

         Total at market value                                          $40,829,000       $35,616,000
                                                                        ===========       ===========

         Unrealized depreciation of marketable
         securities reflected in stockholders'
         equity (net of income tax)                                     $   677,000       $ 1,057,000
                                                                        ===========       ===========

Deposits to trust funds were $6,822,000 and $5,761,000 in 1995 and 1994, respectively. Principal withdrawals related to fulfillment of pre-arranged services and merchandise totaled $3,652,000 and $3,047,000 for 1995 and 1994, respectively. The market value of trust fund investments at April 30, 1995 and 1994 includes gross unrealized gains of $445,000 and $158,000, and gross unrealized losses of $1,514,000 and $1,853,000, respectively. Realized capital gains and losses were $325,000 and $192,000 in 1995; $1,404,000 and $11,000 in
1994; and $1,256,000 and $14,000 in 1993. Interest and capital gains are available to be withdrawn as received by the Pre-Need Funeral Service Trust. Income from the Pre-Need Merchandise trust and the Pre-Need Services and Merchandise trust is withdrawn on a pro-rata basis at the time of death. Pre-Construction trust income remains in the trust until construction is completed.

In addition, the Company maintains a Perpetual Care Trust to provide for future cemetery maintenance. At April 30, 1995 and 1994, the trust balances were $3,038,000 and $2,563,000, respectively. The trust principal can never be withdrawn; accordingly, the trust is not recorded as an asset of the Company. Income is available as earned for maintenance of the cemetery property.

                        MHI Group, Inc. and Subsidaries

9.  TRUST FUNDS AND ACCRUED MERCHANDISE (CONTINUED)

The trust funds (including the Perpetual Care Trust) consist of the following investments:

                                                      1995                               1994
                                         ------------------------------      ----------------------------
                                            Cost              Market               Cost         Market
U.S. Government Securities               $12,054,000        $11,789,000      $ 8,544,000      $ 8,234,000
Corporate Bonds                           14,593,000         13,848,000       14,985,000       14,140,000
Equity Securities                          5,820,000          5,729,000        6,515,000        6,013,000
Cash Equivalents                           9,346,000          9,346,000        6,502,000        6,502,000
Real Estate                                  687,000            687,000          687,000          687,000
Other                                      2,436,000          2,410,000        2,641,000        2,581,000
                                         ------------------------------      ----------------------------
                                         $44,936,000        $43,809,000      $39,874,000      $38,157,000
                                         ==============================      ============================

As of April 30, 1995, all investment securities were deemed to be available-for-sale. Included are debt securities at market of $27,355,000 with maturities as follows: less than 1 year--$3,376,000; 1 to 5 years--$18,334,000, and over 5 years--$5,645,000.

Accrued merchandise of $15,639,000 and $14,119,000 at April 30, 1995 and 1994,
respectively, represents the liability for the future delivery of caskets, vaults, markers, and urns which were sold under pre-need contracts. The liability is carried at current cost. Funds representing principal and interest will be withdrawn from the pre-need merchandise trust fund and the pre-need services and merchandise trust fund to provide the merchandise at the time of death.

10.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The major components of accounts payable and accrued expenses are:

                                                                            1995               1994
                                                                       ------------------------------
         Accounts payable                                               $  365,000         $  226,000
         Accrued trust fund liabilities                                    581,000            640,000
         Accrued compensation                                              624,000            586,000
         Perpetual care payable                                            277,000            232,000
         Accrued interest                                                  371,000            203,000
         Income taxes payable                                              163,000             41,000
         Other                                                             620,000            381,000
                                                                        ----------         ----------
                                                                        $3,001,000         $2,309,000
                                                                        ==========         ==========

                        MHI Group, Inc. and Subsidaries

11.  CHAPTER 11 AND REORGANIZATION MATTERS

On December 3, 1984, the Company filed a petition for reorganization under provisions of Chapter 11 of the United States Bankruptcy Code. On April 15, 1986, the Court confirmed the Company's Plan of Reorganization which was approved by all classes of creditors and shareholders. However, the Court retained jurisdiction to take appropriate actions until all distributions have been made pursuant to the Plan and a final order terminating the Company's case has been entered. During fiscal year 1995, the Company extinguished all claims and the final decree was entered on March 16, 1995.

12.  FINANCING TRANSACTIONS

At April 30, 1995 and 1994, notes payable consisted of the following:

                                                                                1995              1994
                                                                          -----------          -----------
         Term loan agreement, due in 2000                                 $12,625,000          $13,750,000
         Revolving credit agreement                                                 -                    -
                                                                          -----------          -----------
                                                                           12,625,000           13,750,000
         Less current maturities                                                    -            1,500,000
                                                                          -----------          -----------
                                                                          $12,625,000          $12,250,000
                                                                          ===========          ===========

The Company entered into an amended senior financing agreement with Heller Financial, Inc. ("Heller") on February 2, 1995. The Amended and Restated Credit and Security Agreement ("the Agreement") provides for a Term Loan in the amount of $12,625,000 and a Revolving Loan in the amount of $22,375,000. The Agreement is collateralized by all properties and business assets of the Company and its subsidiaries, except cemetery property and trust funds. The agreement contains certain financial and restrictive covenants which provide for, among other things, restrictions on the disposition of assets, limiting the payment of dividends and the incurrence of certain liens, and the maintenance of certain financial ratios. The Company is in compliance with the covenants contained in the agreement as of April 30, 1995 and 1994.

The $12,625,000 Term Loan amended the Company's former Term Loan with Heller of the same principal amount. The credit agreement provides for interest on the outstanding Amended Term Loan at the prime rate plus 1-1/2% with interest payable monthly, or at the Company's option, LIBOR plus 3-3/4% in one-, two-, three- or six-month periods. The aggregate principal balance of the Term Loan is payable in full on January 31, 2000.

                        MHI Group, Inc. and Subsidaries

12.  FINANCING TRANSACTIONS (CONTINUED)

The $22,375,000 Revolving Loan provides for an Acquisition Loan Facility, as well as a Working Capital Loan Facility. Amounts borrowed under the Revolving Loan Facility may be repaid and reborrowed. At April 30, 1995 no funds have been borrowed under this facility. Interest on outstanding Revolving Loan balances is the prime rate plus 1% or LIBOR plus 3 1/4% in one-, two-, three- or six-month periods. In addition, a commitment fee of 3/8 of 1% per annum during the first loan year and 1/2 of 1% per annum thereafter, is payable monthly, in arrears on the Revolving Loan Commitment less the sum of the average daily balance of the Revolving Loan.

The Revolving Loan Facility provides for loans to be made from time to time during the period from February 2, 1995 to January 30, 2000, for the purpose of financing acquisitions and working capital. Heller's decision to make loans under this facility will be based upon its evaluation and approval of the business and financial condition of proposed acquisitions, approval of the acquisition documentation and the meeting of certain minimum financial criteria. The outstanding principal amount of loans under this facility will be payable in full on January 31, 2000.

The total costs associated with the Amended Heller Loan Agreement amounted to $410,000, of which $235,000 was paid and $175,000 of which shall be due and payable on the earlier of the date of any prepayment in full of both the Term Loan and Revolver or the first anniversary of the closing date. This $410,000 was added to the unamortized balance of the refinancing cost associated with the original Heller loan for a total unamortized balance, at April 30, 1995, of $1,425,000 which will be amortized over the remaining life of the loan on a straight-line basis. If, during the first two loan years, the Company makes a prepayment in full of the Term Loan and Revolving Loan, it shall pay to Heller a fee for liquidated damages and compensation for the costs of Heller's being prepared to make funds available to the Company in the amount of 2% in the first loan year and 1% in the second loan year of the sum of the outstanding balance of the loan.

13.  DEFERRED REVENUE

Deferred revenue consists of the following:

                                                                            1995             1994
                                                                        -----------------------------
         Deferred revenue on the sale of pre-need
            funeral services                                            $34,205,000       $30,058,000
         Less unamortized selling costs incurred                         (1,037,000)         (890,000)
                                                                        -----------       -----------
                                                                        $33,168,000       $29,168,000
                                                                        ===========       ===========

                        MHI Group, Inc. and Subsidaries

14.  INCOME TAXES

Upon adoption of SFAS No. 109 and through third quarter 1994 there was a substantial risk that a significant portion of the NOL carryforward could be limited due to contemplated changes in the Company's ownership through the issuance of common stock in equity offerings (public or private placement) and acquisition/merger transactions. In recognition of the substantial risk of realizing these tax benefits the Company had provided a full valuation allowance for the deferred tax asset relating to the NOL and AMT credit carryforwards. In fiscal year 1994 significant favorable events occurred as described below and a substantial amount of taxable income was generated further reducing the NOL carryforward. During fiscal year 1994, income tax regulations were finalized which substantially reduced the likelihood that a change in ownership event would occur from a public equity offering. Subsequent to the issuance of these regulations, the Company completed a secondary public offering of common stock which increased the number of shares by approximately 35%. However, a Section 382 change in ownership did not occur. These events substantially reduced the risk of a significant impairment of the tax benefits of the NOL carryforward occurring from additional equity offerings or acquisition/merger transactions. Accordingly, the Company revised its estimate of the realizability of the tax benefits from the NOL carryforwards. The Company concluded based on the changed circumstances that a valuation allowance on the deferred tax asset relating to the NOL and AMT credit carryforwards was no longer necessary. Realization of these tax benefits in future years is now considered to be more likely than not. Therefore, in the fourth quarter of fiscal year 1994, the Company reduced the valuation allowance and increased net income by $2,395,000 or $.46 per share. Although the risk of a change in ownership is always present, any limitation on ownership change would have on the NOL carryforward should not impact the full utilization of the NOL carryforwards before they are scheduled to expire.

At April 30, 1995, the Company has an income tax NOL carryforward of approximately $3,211,000 available to offset future taxable income. These carryforwards expire through 2010 as follows: 2000--$1,339,000, 2002--$1,783,000 and $89,000 thereafter.


                        MHI Group, Inc. and Subsidaries

14.  INCOME TAXES (CONTINUED)

Significant components of the Company's deferred net tax asset (liability) as of April 30, 1995 and April 30, 1994 are as follows:

                                                                           1995               1994
                                                                        -----------------------------
Tax effects of:
  NOL carryforwards                                                     $1,093,000       $  2,640,000
  Deductible temporary differences
    Pre-need funeral contracts                                           4,207,000          3,368,000
    Unrealized loss on trust fund securities                               409,000            638,000
    Other, net                                                             (72,000)           155,000
  Alternative minimum tax credits                                          486,000            359,000
  Purchase accounting adjustments                                          136,000                  -
                                                                        ----------       ------------
  Deferred tax asset                                                     6,259,000          7,160,000
  Valuation allowance                                                            -                  -
                                                                        ----------       ------------
Net deferred tax asset                                                  $6,259,000       $  7,160,000
                                                                        ==========       ============

Reflected in consolidated balance sheets as:
    Current deferred tax asset, net                                     $1,352,000       $  1,846,000
    Non-current deferred tax asset, net                                  4,907,000          5,314,000
                                                                        ----------       ------------
                                                                        $6,259,000       $  7,160,000
                                                                        ==========       ============

The current portion of the deferred tax asset at April 30, 1995 is based primarily upon the expected utilization of the NOL carryforward and AMT credits in 1996 from the Company's taxable income projection.

Significant components of income tax expense (benefit) are as follows:

                                                  1995              1994                 1993
                                              -------------------------------------------------
Current tax expense                           $  499,000        $   410,000         $   409,000
Deferred tax expense (benefit)                   808,000         (3,141,000)         (1,031,000)
                                              ----------        ------------        -----------
Income tax expense (benefit)                  $1,307,000        $(2,731,000)        $  (622,000)
                                              ==========        ===========         ===========

Current tax expense includes state income tax expense of $334,000, $302,000 and $150,000 for fiscal years 1995, 1994 and 1993, respectively. The deferred tax expense (benefit) for fiscal years 1995, 1994 and 1993 is principally from utilization of federal income tax NOL carryforwards.


                        MHI Group, Inc. and Subsidaries

14.  INCOME TAXES (CONTINUED)

The components of deferred tax expense (benefit) are summarized as follows:

                                                 1995               1994                1993
                                             --------------------------------------------------
Utilization of NOL carryforwards             $1,547,000        $         -          $         -
Pre-need funeral service contracts             (839,000)          (832,000)          (1,039,000)
Reduction of valuation allowance                      -         (2,395,000)                   -
Deferred compensation                            50,000            199,000              (16,000)
Other                                            50,000           (113,000)              24,000
                                             ----------        -----------          -----------
                                             $  808,000        $(3,141,000)         $(1,031,000)
                                             ==========        ===========          ===========

A reconciliation between the effective income tax rate and federal statutory rate is as follows:

                                               1995           1994           1993
                                          -----------------------------------------
Federal taxes at statutory rate           $ 1,478,000    $ 1,093,000    $   984,000
State income taxes, net of federal
  benefit                                     220,000        199,000         99,000
Alternative minimum tax                             -              -        122,000
Amortization of cost in excess of
  fair value of net assets acquired            11,000         55,000         62,000
Officers' life insurance proceeds            (340,000)             -              -
Other                                         (62,000)         8,000         28,000
Utilization of net operating loss
  carryforward                                      -     (1,691,000)    (1,917,000)
Reduction in valuation allowance                    -     (2,395,000)             -
                                          -----------    -----------    -----------
Income tax expense (benefit)              $ 1,307,000    $(2,731,000)   $  (622,000)
                                          ===========    ===========    ===========



                        MHI Group, Inc. and Subsidaries

15.  EMPLOYEE BENEFIT PLAN

Effective May 1, 1991, the Company adopted a defined contribution retirement plan which covers substantially all employees. Contributions are made to the plan at the discretion of the Company's Board of Directors. Subject to certain limitations, employee contributions are eligible for Company matching contributions. The Company's expense, including matching contributions, for the fiscal year ended April 30, 1995, 1994 and 1993 was approximately $72,000, $52,000, and $48,000, respectively.

16.  STOCKHOLDERS' EQUITY

COMMON STOCK - Ten million (10,000,000) shares of the Company's $.40 par value shares have been authorized with 6,271,126 shares and 6,164,224 shares outstanding (excluding 57,129 shares held in treasury) at April 30, 1995 and 1994, respectively.

In December, 1993, the Company completed a secondary public offering of 2,200,000 shares of common stock which generated net proceeds of $16,343,000 after deducting applicable issuance cost and expenses. During fiscal year 1994, the Company used approximately $7,469,000 of the net proceeds to completely reduce indebtedness under its then existing acquisition line of credit, $2,100,000 of the net proceeds to retire the Company's 10%, Subordinated Note and $1,167,000 to acquire seven acres of land contiguous to its Broward Operation. During fiscal year 1995, the Company used a portion of the proceeds for current year acquisitions and intends to use the remainder of the net proceeds of the offering (which are invested in high quality short-term cash equivalents at April 30, 1995) for future acquisitions.

PREFERRED STOCK - The Company's Board of Directors may direct the issuance of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. The Board of Directors of the Company have, thus far, designated five series of Preferred Stock: Series A Preferred Stock; Series B Preferred Stock; Series C Preferred Stock; $20 Preferred Stock; and Series D Preferred Stock. No Series A or D preferred shares are outstanding or authorized for issuance. Principal rights, preferences and limitations of outstanding designated series are as follows:

         $1 PAR VALUE SERIES B CONVERTIBLE PREFERRED STOCK (SERIES B PREFERRED STOCK) - One hundred thousand (100,000) shares of Series B Preferred Stock have been designated. The shares have no dividend preference, either cumulative or otherwise. Holders of Series B Preferred Stock have the right to vote only on any decision submitted to the Company's shareholders regarding any liquidation of the Company. Redemption and conversion rights expired on June 20, 1988. At April 30, 1995 and 1994, there were 24,757 outstanding shares. Each share is entitled to a liquidation preference of $20 per share aggregating $495,000.


                        MHI Group, Inc. and Subsidaries

16.  STOCKHOLDER'S EQUITY (CONTINUED)

         $1 PAR VALUE SERIES C PREFERRED STOCK - Two hundred thousand (200,000) shares of Series C Preferred Stock have been designated. These shares were issued to various creditors in settlement of certain litigation and other pre-reorganization claims. Holders of Series C Preferred Stock have the right to vote on any decision regarding the liquidation of the Company.

         At April 30, 1995 and 1994, there were 13,938 shares outstanding. Each share is entitled to a liquidation preference of $20 per share aggregating $278,800. Redemption and conversion rights expired for all shares in fiscal year 1992.

         MANDATORILY REDEEMABLE $20 PAR VALUE PREFERRED - One hundred thousand (100,000) shares of $20 Par Value Preferred have been authorized.
         No shares have been issued.

EMPLOYEE AND DIRECTOR STOCK OPTIONS - The 1984 Incentive Stock Option Plan and 1984 Non-Statutory Stock Option Plans expired on March 22, 1994, with all options exercised prior to termination of the plan. The 1989 Stock Option Plan was amended and restated on May 26, 1994 and ratified by the Stockholders on September 15, 1994, adding an additional 600,000 shares authorized for grants of options. Total shares authorized for grants of options under this plan are 1,075,000. Options under the 1989 Plan may be granted for a period of ten years from the adoption of the plan and are exercisable at the date of grant. Such options granted must be exercised prior to the termination date of the plan or at an earlier date determined by the Stock Option Committee.


                        MHI Group, Inc. and Subsidaries

16.  STOCKHOLDER'S EQUITY (CONTINUED)

During fiscal years 1995, 1994 and 1993, options granted under the 1989 plan were granted at fair market value at the time of the grants.

Per share option prices noted below were the quoted market price at the dates the options were granted.

                                                              NUMBER OF            PER SHARE
                                                                SHARES           OPTION PRICE
- - ---------------------------------------------------------------------------------------------------
Options outstanding at April 30, 1992                           310,628         $1.800   -   $5.800
Canceled                                                           (125)        $4.400
Exercised                                                       (37,438)        $2.500   -   $7.900
Granted                                                         116,189         $6.100   -   $7.900
                                                               --------

Options outstanding at April 30, 1993                           389,254         $1.800   -   $7.900
Canceled                                                         (1,625)        $2.625   -   $7.900
Exercised                                                      (124,063)        $1.800   -   $7.900
Granted                                                          66,751         $7.500   -   $8.726
                                                               --------

Options outstanding at April 30, 1994                           330,317         $2.250   -   $8.726
Canceled                                                           (125)        $7.900
Exercised                                                      (106,902)        $2.250   -   $8.726
Granted                                                         128,000         $7.075   -   $9.800
                                                               --------
Options outstanding at April 30, 1995                           351,290
                                                               --------
Exerciseable at April 30, 1995                                  351,290
                                                               --------

Shares available for future grants:
April 30, 1993                                                   96,186
April 30, 1994                                                   31,058
April 30, 1995                                                  488,183


                        MHI Group, Inc. and Subsidaries

16.  STOCKHOLDER'S EQUITY (CONTINUED)

OTHER STOCK OPTIONS - Through December 23, 1993, MH Associates (see Note 17) held an option to purchase up to 475,000 shares of common stock at $5.84 per share, which was the average closing price of the Company's common stock for the 30-day period ended on April 7, 1986 (date of grant). Under the terms of the Option Amendment Agreement, dated October 26, 1990, the option may be exercised at any time or from time to time prior to April 22, 1996 in whole or in part. The exercise price was reduced from $5.84 per share to $2.25 per share (closing price was $1.75 on the date of the reduction). The option has an anti-dilution provision in the event the Company issues or sells additional shares of common stock other than for cash at or below the then market price, as defined. Under this provision, in December 1993, 11,352 additional shares of the common stock were added to the option due to the secondary public offering of common stock in December 1993. The number of shares of common stock under this option at April 30, 1994 and 1995 were 486,352. If the option had been exercised on April 30, 1995, the 486,352 shares issued as a result thereof would have represented approximately 7.2% of the Company's outstanding common stock. The purchase price of the original option was $1.00 per share, or an aggregate of $475,000.

A warrant to purchase 37,500 shares of the Company's Common Stock was issued in October 1992 at an exercise price of $7.00 per share for investment banking services rendered by an unrelated party in connection with the Company's senior financing agreement.

Warrants to purchase 210,522 shares of common stock held by The First National Bank of Boston were registered in June 1993 and exercised by the bank in July, 1993. The Company's Star of David Merchandise Income Trust Fund acquired 100,000 of these shares from the bank in July, 1993 for $700,000.

WARRANTS ISSUED IN CONNECTION WITH THE SECONDARY PUBLIC OFFERING - the Company sold to the representatives of the underwriters warrants, at a purchase price of $.001 per warrant, to purchase from the Company 140,000 shares of common stock. The representatives' warrants are exercisable for a period of four years commencing December 15, 1994 at a per share exercise price equal to 120% of the public offering price of $8.50. The representatives' warrants may not be sold, transferred, assigned or hypothecated for a period of one year from the effective date of the offering except to officers and other employees of the representatives. The representatives' warrants contain anti-dilution provisions for adjustment of the exercise price upon the occurrence of certain events, including stock dividends, stock splits, recapitalizations and the issuance of common stock for consideration less than the fair market value. The holders of representatives' warrants have no voting, dividend or other rights as shareholders of the Company with respect to shares underlying the warrants, unless and until the warrants have been exercised.

DIVIDENDS - The payment of dividends is limited by the credit agreement (see
Note 12).


                        MHI Group, Inc. and Subsidaries

17.  PENDING ACCOUNTING CHANGE

Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan", which was amended by FAS No. 118, becomes effective in fiscal year 1996. This Statement requires present value computations for impaired loans when determining allowances for loan losses. Adoption of the Statement is not expected to materially affect the Company's financial position or results of operation.

18.  RELATED PARTY TRANSACTIONS

In October 1990, the Company issued a $2,100,000 non convertible 10% Subordinated Note, due in 1996, to MH Associates in exchange for the Company's 4% convertible subordinated notes, $1,100,000 in principal amount and all of its outstanding Series D Redeemable Convertible Preferred Stock, face value $1,000,000, (which together were convertible into 1,900,000 shares of the Company's Common Stock). This 10% Subordinated Note was retired in the third quarter of fiscal year 1994.

Interest paid to related parties totaled $0, $135,000 and $275,000 during the fiscal years ended April 30, 1995, 1994 and 1993, respectively.

A law firm, with which a director is affiliated, received fees from the Company for legal services of approximately $96,000, $87,000 and $153,000 during fiscal 1995, 1994 and 1993, respectively. In fiscal 1995, 1994 and 1993, $38,000,
$32,000 and $83,000 (relating to acquisition and refinancing costs) was capitalized.

The Company's executive offices are owned by the Company's funeral trust fund (Note 9) and was leased to the Company commencing in June 1992. The term of the lease is ten years ending in June 2002 with options to renew the lease for two additional five year terms. Rent approximated $80,000, $77,000 and $74,000 in fiscal years 1995, 1994 and 1993, respectively. The rental agreement calls for increases annually by three percent for years 2 through 5 and an annual increase of four percent for years 6 through 10. In the opinion of management, the terms of the lease are comparable to lease terms available from unaffiliated third parties.

The amended employment agreement, dated April, 1994, with our deceased former chairman provided for the Company to loan his spouse, upon request, the sum of $136,000, bearing interest at the rate of 6.25% payable in 120 equal consecutive monthly installments, including both principal and interest. The request for such a loan was made in April, 1995.

19. COMMITMENTS AND CONTINGENCIES

PENDING AND THREATENED LITIGATION - The Company and its subsidiaries are party to litigation involving claims arising in the normal course of business, none of which, in the opinion of management, will have a materially adverse effect on the financial position or results of operations when resolved.


                        MHI Group, Inc. and Subsidaries

20.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                (amounts in thousands except per share data)

                                                                          YEAR ENDED APRIL 30, 1995
                                                           -----------------------------------------------------
                                                           FIRST             SECOND         THIRD         FOURTH
                                                           -----             ------         -----         ------
Revenues                                                  $5,056             $6,183        $5,940         $6,614
Gross profit                                               3,422              3,873         3,929          4,331
Non-recurring income(1)                                    1,000                  -             -              -
Net income                                                 1,128                780           654            485
Earnings per common share                                 $  .17             $  .11        $  .09         $  .07

(1)Non-recurring income consists of key-man life insurance proceeds due to the death of the former chairman.


     MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company's common stock is listed on the New York and Pacific Stock Exchanges. The following table sets forth the reported high and low sales prices per share of common stock on the New York Stock Exchange from each quarter of fiscal 1995 and 1994 as reported on the composite tape for issues on the New York Stock Exchange, as restated for the Company's one-for-four reverse stock split effected in November 1993.

                                               First          Second         Third        Fourth
1995                                          Quarter        Quarter         Quarter      Quarter
- - -------------------------------------------------------------------------------------------------
High                                          10 3/8          9 3/4           7 7/8         8
Low                                            7 1/2          7 1/8           6 3/8         6 5/8
- - -------------------------------------------------------------------------------------------------


                                               First          Second         Third        Fourth
1994                                          Quarter        Quarter         Quarter      Quarter
- - -------------------------------------------------------------------------------------------------
High                                           8             11 1/2          10             8 3/4
Low                                            6 1/2          7               7 5/8         7 3/8
- - -------------------------------------------------------------------------------------------------

As of June 26, 1995, there were approximately 3,386 holders of record of the Company's common stock.

There were no cash dividends paid on the Company's common stock for fiscal years ended April 30, 1995 or 1994. Significant restrictions apply to the Company's ability to pay such dividends. See Note 12 of Notes to Consolidated Financial Statements.




The Form 10-K Annual Report filed with the Securities and Exchange Commission is available to interested shareholders upon request to:

                                            Secretary
                                            MHI Group, Inc.
                                            3100 Capital Circle N.E.
                                            Tallahassee, Florida  32308
                                            Telephone (904) 385-8883


                                                                   Page 60 of 65