Form 10-K405, Exhibit 13
period 1995-04-30
MHI GROUP INC
filed 1995-07-13
CIK 67217

                                                                Exhibit 13.1(a)

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders
MHI Group, Inc.

We have audited the consolidated statements of operations, cash flows and changes in stockholders' equity of MHI Group, Inc. for the year ended April 30, 1993, included in the 1995 Annual Report to Shareholders of MHI Group, Inc. which are incorporated by reference in this Annual Report on Form 10-K. These financial statements are the responsbility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations, cash flows, and changes in stockholders' equity of MHI Group, Inc. for the year ended April 30, 1993, in conformity with generally accepted accounting principles.

As more fully discussed in Note 1, effective May 1, 1992, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

Our audit also included the financial statement schedules of MHI Group, Inc. listed in Item 14(a) as of April 30, 1993 and for the year then ended. These schedules are the responsibility of the Company's management. Our responsbility is to express an opinion based on our audit. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                                /s/ Ernst & Young LLP
                                                ERNST & YOUNG LLP

Tallahassee, Florida
  June 16, 1993, except for Note 2,
  as to which the date is October 29, 1993



                                                                   Page 61 of 65